Filed pursuant to Rule 424(b)(5)
Registration No. 333-63049
PROSPECTUS SUPPLEMENT
(To prospectus dated September 15, 1998)

$200,000,000

Ryder System, Inc.

Medium-Term Notes, Series 17

Ryder System, Inc. may use this prospectus supplement to offer its medium-term notes, Series 17 from time to time.

The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

•	They may have maturities of nine months or more.

•	They may be subject to redemption or repayment at the option of Ryder System, Inc. or the holder.

•	They will be denominated in U.S. dollars unless otherwise specified by Ryder System, Inc. and described in a pricing supplement.

•	They may bear interest at a fixed or floating interest rate. Certain notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas:

— Commercial Paper Rate	— Prime Rate
— Federal Funds Rate	— CMT Rate
— LIBOR	— Another interest rate index specified
— Treasury Rate	in the pricing supplement

•	They may be issued as indexed notes.

•	They may be issued in certificated or book-entry form.

•	Interest will be paid on fixed rate notes on April 1 and October 1 of each year and at maturity.

•	Interest will be paid on floating rate notes on dates determined at the time of issuance.

•	They will be issued in minimum denominations of $1,000 and multiples of $1,000.

•	They will have an aggregate initial offering price not greater than $200,000,000, less the amount of any other debt securities sold by us under the attached prospectus after the date of this prospectus supplement. (The aggregate initial offering price includes the U.S. dollar equivalent of any notes denominated in a foreign currency.)

•	They will be offered from time to time on a reasonable efforts basis by the Agents named below on our behalf. In addition, the Agents may purchase notes from us for resale to investors, and we may sell notes directly to investors on our own behalf where legally permitted.

We will receive between $198,500,000 and $199,750,000 of the proceeds from the sale of the notes after paying the Agent’s commissions of between $250,000 and $1,500,000 and before deducting the expenses of the offering of the notes estimated by Ryder System, Inc. at $300,000. The exact proceeds to Ryder System, Inc. will be set at the time of issuance. We do not expect that any of the notes will be listed on a securities exchange, and a market for the notes may not develop.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

Salomon Smith Barney

Deutsche Bank Securities

JPMorgan

Merrill Lynch & Co.

Morgan Stanley

RBC Capital Markets

Wachovia Securities

October 4, 2002

RATIO OF EARNINGS TO FIXED CHARGES
TERMS OF THE NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RYDER SYSTEM, INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINIONS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Ryder System, Inc. has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. Ryder System, Inc. is offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of the notes. In this prospectus, the “Company,” “we,” “us” and “our” refer to Ryder System, Inc.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for us and our subsidiaries, whether or not consolidated, for each of the periods indicated. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense plus interest capitalized and that portion (one third) of rental expense considered to represent interest. Earnings are computed by adding fixed charges, except interest capitalized, to earnings from continuing operations before income taxes. Prior period ratios have been restated to exclude discontinued operations.

					Six Months Ended
Years Ended December 31,					June 30,

1997	1998	1999	2000	2001	2001	2002

1.80	1.72	1.39	1.44	1.11	1.18	1.62

TERMS OF THE NOTES

General

The following description (unless otherwise specified in a Pricing Supplement) of the particular terms of our Medium-Term Notes, Series 17 (the “Notes”) offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms of the Notes set forth in the Prospectus, to which description reference is hereby made.

The Notes are a series of the debt securities described in the accompanying Prospectus and will be limited to $200,000,000 in aggregate initial offering price. See “Description of Debt Securities” on pages three to eleven of the accompanying Prospectus for additional information concerning the Notes and the Indenture (as defined in the accompanying Prospectus) under which they are to be issued.

The Notes are to mature on any day nine months or more from the date of issue (the “Issue Date”) as selected by the purchaser and agreed to by the Company.

Each Note will bear interest at either:

•	a fixed rate, which may be zero in the case of certain Notes issued at an Issue Price (as defined below) representing a discount from the principal amount payable at maturity (a “Zero Coupon Note”), or

•	a floating rate determined by reference to the interest rate basis or combination of interest rate bases (the “Base Rate”) or interest rate formulas specified in the applicable Pricing Supplement, which may be adjusted by a Spread or Spread Multiplier (each as defined below).

Interest rates offered by us with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the accompanying Prospectus under “Description of Debt Securities — Global Securities,” Book-Entry Notes will not initially be issuable as Certificated Notes. The Notes are issuable in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Unless otherwise specified in the applicable Pricing Supplement attached hereto, the Notes will be issued at 100% of their principal amount.

Principal and interest initially will be payable, and Certificated Notes initially will be transferable and exchangeable, at the office of JPMorgan Chase Bank (successor to The Chase Manhattan Bank (National Association)), as Trustee, at 3800 Colonnade Parkway, Suite 490, Birmingham, Alabama 35243, provided that payment of interest on Certificated Notes may be made at our option by check mailed to the registered Holders of such Notes and provided further that the holder of $10 million or more of Certificated Notes with similar tenor or terms will be entitled to receive payment by wire transfer in U.S. dollars, but only if appropriate payment instructions have been received in writing not later than 15 calendar days prior to the applicable Interest Payment Date.

As used herein:

(i) “Business Day” with respect to any Note means, unless otherwise specified in the applicable Pricing Supplement, any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is

(a) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to be closed in The City of New York; and

(b) if such Note is a LIBOR Note, a London Banking Day.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined below)) in London;

(ii) “Discount Note” means

(a) a Note which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; and

(b) any other Note that for United States Federal income tax purposes would be considered an original issue discount note;

(iii) “Interest Payment Date” with respect to any Note means a date (other than the Maturity Date) on which, under the terms of such Note, regularly scheduled interest shall be payable;

(iv) “LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars;

(v) “Maturity Date” with respect to any Note means the date on which such Note will mature, as specified thereon; and

(vi) “Principal Financial Center” means, as applicable

(a) the capital city of the country issuing the Specified Currency (as defined below); or

(b) the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Euro, South African rand and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney, Toronto, London (solely in the case of the LIBOR Currency), Johannesburg and Zurich, respectively; and

(vii) “Record Date” with respect to any Interest Payment Date for any Note shall be the date (whether or not a Business Day) 15 calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date.

Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. The currency in which a Note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the “Specified Currency” with respect to the particular Note. References to “United States dollars”, “U.S. dollars”, “U.S.$” or “$” are to the lawful currency of the United States of America (the “United States”).

All percentages resulting from any calculations will be rounded, if necessary, to the nearest one millionth of a percentage point (with five ten-millionths of a percentage point being rounded upward) and all amounts in U.S. dollars rounded to the nearest cent (with one-half cent being rounded upward).

Book-Entry Notes may be transferred or exchanged only through the Depositary. See “— Book-Entry Notes.” Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

The Pricing Supplement relating to each Note will describe the following terms, as applicable:

•	whether such Note is a Fixed Rate Note, a Floating Rate Note, a Discount Note or a Zero Coupon Note;

•	the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the “Issue Price”);

•	the Issue Date;

•	the Maturity Date of such Note;

•	if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any (the “Interest Rate”);

•	if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the Interest Rate for such Note;

•	whether such Note may be redeemed at our option or repaid at the option of the holders thereof prior to its Maturity Date, and if so, the provisions relating to such redemption or repayment;

•	whether such Note will be represented by a Global Note or a certificate issued in definitive form;

•	certain special tax consequences of the purchase, ownership and disposition of certain Notes, if any; and

•	any other terms of such Note not inconsistent with the provisions of the Indenture.

Fixed Rate Notes

Each Fixed Rate Note will bear interest from its Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the annual rate stated on its face. Interest will be payable semiannually on April 1 and October 1 until the principal amount of the Note is paid or made available for payment or upon earlier redemption or repayment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest will be paid to the person in whose name the Fixed Rate Note is registered at the close of business on the Record Date next preceding the April 1 and October 1 interest payment date (each an “Interest Payment Date”). Notwithstanding the foregoing, periodic payments of interest will not be made with respect to any Zero-Coupon Note. Interest payable on the Maturity Date will be payable to the person in whose name the Fixed Rate Note is registered on the Maturity Date and to whom principal shall be payable. The first payment of interest on any Fixed Rate Note issued between a Record Date and an Interest Payment Date will be made on the next succeeding Interest Payment Date to the registered owner at the close of business on the Record Date next preceding the date of payment.

We may change interest rates from time to time but no such change will affect any Fixed Rate Notes theretofore issued or as to which we have accepted an offer. Each payment of interest shall include interest accrued through the day preceding the Interest Payment Date or Maturity Date or date of redemption or repayment. If any Interest Payment Date or the Maturity Date or date of redemption or repayment of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date payment was due, and no interest will accrue after that Interest Payment Date, Maturity Date or the date of redemption or repayment.

Floating Rate Notes

Each Floating Rate Note will bear interest from its Issue Date at a rate per annum equal to:

•	the Initial Interest Rate set forth on the applicable Pricing Supplement until the first Interest Reset Date and

•	thereafter at rates determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement), until the principal thereof is paid or payment thereof is duly provided for.

The “Spread” is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Note. The “Spread Multiplier” is the percentage specified in the applicable Pricing Supplement as being applicable to such Note. Any Floating Rate Note may also have either or both of the following:

•	a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the “Maximum Interest Rate”) and

•	a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the “Minimum Interest Rate”).

The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

•	the Commercial Paper Rate (a “Commercial Paper Rate Note”),

•	LIBOR (a “LIBOR Note”),

•	the Treasury Rate (a “Treasury Rate Note”),

•	the Federal Funds Rate (a “Federal Funds Rate Note”),

•	the Prime Rate (a “Prime Rate Note”),

•	the CMT Rate (a “CMT Rate Note”) or

•	such other Base Rate or interest rate formula as is specified in the applicable Pricing Supplement.

The Spread, Spread Multiplier, Index Maturity (as defined below) and other variable terms of the Floating Rate Notes are subject to change by us from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which we have accepted an offer.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise (such period being the “Interest Reset Period” for such Note, and the first day of each Interest Reset Period being an “Interest Reset Date”), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be:

•	in the case of Floating Rate Notes that reset daily, each Business Day;

•	in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

•	in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

•	in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

•	in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months specified in the applicable Pricing Supplement; and

•	in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement.

If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually, annually or as otherwise specified in the applicable Pricing Supplement (the “Interest Payment Period”). Except as provided below or in the applicable Pricing Supplement, interest will be payable:

•	in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December;

•	in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of each of the two months specified in the applicable Pricing Supplement;

•	in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and

•	in each case, on the Maturity Date thereof.

If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day and no interest will accrue for the period from and after such Interest Payment Date. If the Maturity Date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and premium, if any, and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment).

Interest will be paid to the person in whose name a Floating Rate Note is registered at the close of business on the Record Date immediately preceding an Interest Payment Date. Interest payable on the Maturity Date or the date of redemption or repayment will be payable to the person in whose name a Floating Rate Note is registered on that date and to whom principal shall be payable. The first payment of interest on any Floating Rate Note issued after a Record Date and before the next succeeding Interest Payment Date shall be made on the second succeeding Interest Payment Date to the registered owner at the close of business on the Record Date next preceding the date of such payment.

Interest payments on each Interest Payment Date or on the Maturity Date or the date of redemption or repayment for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, such Interest Payment Date or Maturity Date or the date of redemption or repayment.

Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes or CMT Rate Notes. The interest rate in effect on each day will be

•	if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or

•	if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or Spread Multiplier referred to above.

The interest rate in effect for the period from the Issue Date to the first Interest Reset Date set forth in the applicable Pricing Supplement will be the “Initial Interest Rate” specified in the applicable Pricing Supplement.

The “Interest Determination Date” pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Prime Rate Notes, Federal Funds Rate Notes or CMT Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity (as defined below) specified on the face of such Note are auctioned, but in no event shall such Interest Determination Date be after the related Interest Payment Date. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week for that Treasury Rate Note. If no auction is held in any week, or on the preceding Friday, the Interest Determination Date shall be the Monday of the week in which the Interest Reset Date falls.

The “Calculation Date”, where applicable, pertaining to an Interest Determination Date will be the first to occur of either

•	the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or

•	the Business Day preceding the date any payment is required to be made for any period following the applicable Interest Reset Date or Maturity Date (or the date of redemption or repayment).

Unless otherwise specified in the applicable Pricing Supplement, JPMorgan Chase Bank shall be the calculation agent (in such capacity, the “Calculation Agent”) with respect to Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

“Index Maturity” is the particular maturity (specified in the applicable Pricing Supplement) of the type of instrument or obligation from which a Base Rate is calculated.

Commercial Paper Rate Notes

Each Commercial Paper Rate Note will bear interest at the interest rate calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the “Commercial Paper Rate” means, with respect to any Interest Determination Date, the Money Market Yield, calculated as described below, of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of such Board (“H.15(519)”), under the heading “Commercial Paper-Nonfinancial.” The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing
Supplement as set forth

in the daily update of the Board of Governors of the Federal Reserve System at
http://www.bog.frb.fed.us/releases/h15/update or any successor site or publication (the “H.15 Daily Update”) paper having the Index Maturity on the face hereof.

•	If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York, which may include JPMorgan Chase Bank, selected by the Calculation Agent (after consulting with us) as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency; provided, however, that, if the dealers selected as aforesaid are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

“Money Market Yield” shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D × 360 360 - (D × M)	×	100

where “D” refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR Notes

Each LIBOR Note will bear interest at the interest rate calculated with reference to LIBOR and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i) With respect to an Interest Determination Date, LIBOR shall equal either: (A) the arithmetic mean, as determined by the Calculation Agent, of the offered rates which appear on the display specified in the applicable Pricing Supplement on the LIBOR page of the Reuters Monitor Money Rates Service (or such other relevant page as may replace that page on that service) (the “Reuters Screen”) or (B) the offered rate which appears on page 3750 of the Moneyline Telerate service (or such other page as may replace that page on that service) (the “Telerate Page”), in each case as of 11:00 a.m., London time, on that Interest Determination Date; if neither the Reuters Screen nor the Telerate Page is specified in the applicable Pricing Supplement, LIBOR will be determined as if the Telerate Page had been specified; provided, however, in the case of (A) above, if fewer than two such offered rates so appear on the Reuters Screen, or in the case of (B) above, if no rate appears on the Telerate Page, LIBOR for that Interest Determination Date will be determined as described in (ii) below.

(ii) If, on any Interest Determination Date, fewer than two offered rates appear on the Reuters Screen and if no rate appears on the Telerate Page, as the case may be, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, which may include JPMorgan Chase Bank, as selected by the Calculation Agent (after consulting with us), to provide the Calculation Agent with its quotation of the rate offered to prime banks in the London interbank market at approximately

11:00 a.m., London time, on that Interest Determination Date for deposits in U.S. dollars having the Index Maturity, and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in such market at such time (a “Representative Amount”). If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major U.S. banks, which may include JPMorgan Chase Bank, selected by the Calculation Agent (after consulting with us), for loans in U.S. dollars to leading European banks having the Index Maturity designated in the Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date and in a Representative Amount, provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR for such date will be LIBOR in effect on such Interest Determination Date.

Treasury Rate Notes

Each Treasury Rate Note will bear interest at the interest rate calculated with reference to the Treasury Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the “Treasury Rate” means

(a) the rate from the auction held on the Treasury Rate Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 57”), or

(b) if the rate referred to in clause (a) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High”, or

(c) if the rate referred to in clause (b) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(d) if the rate referred to in clause (c) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

(e) if the rate referred to in clause (d) not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

(f) if the rate referred to in clause (e) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

(g) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (f), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield	=	D × N 360 - (D × M)	×	100

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Federal Funds Rate Notes

Each Federal Funds Rate Note will bear interest at the interest rate calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the “Federal Funds Rate” means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective).” The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the above rate is not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate shall be the rate on such Interest Determination Date as published in the H.15 Daily Update under the heading “Federal Funds (Effective).”

•	If such rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date shall be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City, which may include JPMorgan Chase Bank, selected by the Calculation Agent (after consulting with us) prior to 11:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Determination Date will remain the Federal Funds Rate then in effect on such Interest Determination Date.

Prime Rate Notes

Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the “Prime Rate” means, with respect to any Interest Determination Date, the rate on such date as published in H.15(519) under the heading “Bank Prime Loan.” The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update opposite the caption “Bank Prime Loan”.

•	If such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date in either H.15 (519) or the H.15 Daily Update, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank’s prime rate or base lending rate as in effect for that Interest Determination Date. “Reuters Screen USPRIME1 Page” means the display designated as page “USPRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

•	If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with us).

•	If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, which may include JPMorgan Chase Bank, selected by the Calculation Agent (after consulting with us) to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

CMT Rate Notes

Each CMT Rate Note will bear interest at the interest rate calculated with reference to the CMT Rate and any Spread or Spread Multiplier specified in that Note and any applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the “CMT Rate” means, with respect to any Interest Determination Date, the rate on such date as displayed on the Designated CMT Telerate Page (as defined below) under the caption “ . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. The following procedures will be followed if the CMT Rate cannot be determined as described above:

•	If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate

Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

•	If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index), for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

•	If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent, and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a “Reference Dealer”) in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent after consulting with us (from five such Reference Dealers selected by the Calculation Agent after consulting with us and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States (“Treasury Notes”) with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

•	If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent after consulting with us and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

•	If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent after consulting with us are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date.

•	If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

“Designated CMT Telerate Page” means the display on the CMT Moneyline Telerate Service on the page designated in the applicable Pricing Supplement, or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

Book-Entry Notes

We have established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

So long as the Depositary or its nominee is the registered holder of a Global Security, the Depositary or its nominee, as the case may be, will be the sole owner of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners (as defined below) of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if that Beneficial Owner is not a Participant, on the procedures of the Participant through which that Beneficial Owner owns its interest in order to exercise any rights of a registered holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

Each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in any such case we fail to appoint a successor to the Depositary within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Securities shall be exchangeable for Certificated Notes or (iii) an Event of Default has occurred and is continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary’s relevant Participants (as identified by the Depositary) to the Trustee.

The following is based on information furnished by the Depositary:

The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered Global Security will be issued for each issue of Book-

Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary (“Direct Participants”) include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

Purchases of Book-Entry Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary’s nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant’s interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary’s records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary’s records.

The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

The information in this section concerning the Depositary and the Depositary’s system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for the accuracy thereof.

Sinking Fund

Unless otherwise specified in the applicable Pricing Supplement, no sinking fund will be provided for the Notes.

Redemption

The Notes will not generally be redeemable prior to their Maturity Date. We, in the applicable Pricing Supplement relating to a Note, may specify that a Note will be redeemable at our option on a date or dates specified prior to its Maturity Date at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. We may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30, nor more than 60, days notice. If less than all of the Notes with like tenor and terms are redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

The amount of any Discount Note payable in the event of redemption by us or acceleration of the Maturity Date thereof, in lieu of the stated principal amount due at the Maturity Date, shall be the Amortized Face Amount of such Discount Note as of the date of such redemption, repayment or acceleration. The “Amortized Face Amount” of a Discount Note shall be the amount equal to:

•	the Issue Price of such Discount Note set forth in the applicable Pricing Supplement plus

•	the portion of the difference between the Issue Price and the principal amount of such Discount Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated.

In no event shall the Amortized Face Amount of such Discount Note exceed its stated principal amount. See also “Certain Federal Income Tax Considerations — United States Persons — Discount Notes.”

Repayment and Repurchase

The Notes will not generally be repayable at the option of the holder prior to their Maturity Date. We, in the Pricing Supplement relating to a Note, may specify that a Note will be repayable at the option of the holder on a date or dates specified prior to its Maturity Date at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

In order for a Note to be repaid, the Paying Agent (we have initially appointed the Trustee as Paying Agent) must receive at least 30, but not more than 45, days prior to the repayment date:

•	the Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed or

•	a facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day.

Exercise of the repayment option by the holder of a Note shall be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the

Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

We may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by us may be held or resold or, at our discretion may be surrendered to the Trustee for cancellation.

Certain Limitations on Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holder of a Discount Note may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the issue price of such Note plus that portion of any original issue discount that is amortized from the date of issue to the commencement of the proceeding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. Federal tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible U.S. Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes held as capital assets, whether issued in U.S. dollars or currencies or composite currencies other than U.S. dollars (“Foreign Currency”). Moreover, except as expressly indicated, it addresses initial purchasers who purchase Notes at their original issue price and does not address beneficial owners with a special tax status or special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, persons who have ceased to be either U.S. citizens or taxed as resident aliens, dealers in securities or currencies, Notes (or Foreign Currency) held as a hedge against currency risks or as part of a straddle with other investments or as part of a “synthetic security” or other integrated investment (including a “conversion transaction”) comprised of a Note and one or more other investments, or situations in which the functional currency of the beneficial owner is not the U.S. dollar. Except to the extent discussed below under “Non-U.S. Holders”, this summary is not applicable to non-United States persons not subject to U.S. Federal income tax on their worldwide income. This summary is based upon the U.S. Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or holders thereof. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the U.S. Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of a Note that is for U.S. Federal income tax purposes:

•	a citizen or resident of the United States; or

•	a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes created or organized in or under the laws of the United States, any state or the District of Columbia; or

•	an estate, the income of which is subject to United States Federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds a Note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding a Note, you should consult your tax advisor.

U.S. Holders

Payments Of Interest

In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under “Original Issue Discount”), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. If an interest payment is denominated in or determined by reference to a Foreign Currency, then special rules, described below under “Foreign Currency Notes”, apply.

Original Issue Discount

The following discussion summarizes the U.S. Federal income tax consequences to U.S. Holders of Notes issued with original issue discount (“OID”). The basic rules for reporting OID are contained in the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations (the “OID Regulations”) thereunder which expand and illustrate the rules set forth in the Code.

Special rules apply to OID on a Note that is denominated in Foreign Currency. See “Foreign Currency Notes — Foreign Currency Discount Notes”.

General. A Note will be treated as issued with OID (a “Discount Note”) if the excess of the Note’s “stated redemption price at maturity” over its issue price is greater than a de minimis amount (as set forth in the Code and the OID Regulations). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes is sold to the public (other than to underwriters, placement agents or wholesalers). Under the OID Regulations, the “stated redemption price at maturity” of a Note is the sum of all payments provided by the Note that are not payments of “qualified stated interest”. A “qualified stated interest” payment includes any stated interest payment on a Note that is unconditionally payable at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

In general, if the excess of a Note’s stated redemption price at maturity over its issue price is de minimis, then such excess constitutes “de minimis OID”. Under the OID Regulations, unless the election described below under “Election to Treat All Interest as Original Issue Discount” is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under “Original Issue Discount” will not apply) and a U.S. Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note’s de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Floating Rate Note may be a Discount Note where (i) it provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the Note to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) it provides for significant front-loading or back-loading of interest; (iii) it bears interest at certain combinations of floating or fixed rates; or (iv) it provides for certain other kinds of contingent payments. Notice will be given in the applicable Pricing Supplement when we determine that a particular Note will be a Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Discount Notes.

The Code and the OID Regulations require a U.S. Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the holder’s method of accounting for tax purposes. The amount of OID includible in gross income by a U.S. Holder of a Discount Note is the sum of the “daily portions” of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such Discount Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the U.S. Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note’s adjusted issue price at the beginning of the accrual period and the Discount Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The “adjusted issue price” of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, and the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), less (y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment.

The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Note (other than any payment of qualified stated interest) over the Note’s adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

U.S. Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Note.

Acquisition Premium. A U.S. Holder that purchases a Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being “acquisition premium”), and that does not make the election described below under “Original Issue Discount — Election To Treat All Interest as Original Issue Discount”, is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder’s purchase price for the Note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note’s adjusted issue price. Alternatively, a U.S. Holder may elect to compute OID accruals as described under “Original Issue Discount — General” above, treating the U.S. Holder’s purchase price as the issue price.

Optional Redemption. If the Company has an option to redeem a Note, or the Holder has an option to cause a Note to be repurchased, prior to the Note’s stated maturity, such option will be presumed to be exercised if, by treating any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the “redemption price”) as the stated redemption price at maturity, the yield on the Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Note’s adjusted issue price on that date.

Short-Term Notes. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance (“Short-Term Notes”). In general, a cash basis U.S. Holder of a Short-Term Note is not required to include OID in income as it accrues for U.S. Federal income tax purposes unless it elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities and cash basis U.S. Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID under the constant yield method (based on daily compounding). In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of Short Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry Short-Term Notes in an amount not exceeding the deferred interest income until the deferred income is realized.

Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of “acquisition discount”, if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder’s purchase price. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the U.S. Holder, on a constant-yield basis.

For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that interest payments on a Short-Term Note are not qualified stated interest, but instead are included in the Short-Term Note’s stated redemption price at maturity. However, all payments on Short-Term Notes, whether denominated as principal or interest, will be treated by a cash basis U.S. Holder as taxable payments of accrued OID, to the extent that OID has accrued at time of payment.

Notes Purchased at a Premium

Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its principal amount will not be subject to the OID rules and may elect to treat such excess as “amortizable bond premium”, in which case the amount of qualified stated interest required to be included in the U.S. Holder’s income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note’s yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the Internal Revenue Service (“IRS”). A U.S. Holder that does not elect to amortize bond premium will generally treat the premium as a capital loss when the Note matures. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Notes Purchased at a Market Discount

A Note, other than a Short-Term Note, will be treated as issued at a market discount (a “Market Discount Note”) if the amount for which a U.S. Holder purchased the Note is less than the Note’s issue price, subject to a de minimis rule similar to the rule relating to de minimis OID described under “Original Issue Discount — General”.

In general, any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such as election shall apply only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

The market discount rules do not apply to a Short-Term Note.

Election to Treat All Interest as Original Issue Discount

Any U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method (described above under the heading “Original Issue Discount General”), with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount (described above under “Notes Purchased at a Market Discount”), acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described above under “Notes Purchased at a Premium”) or acquisition premium.

In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder’s adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

A U.S. Holder may make this election for a Market Discount Note only if the holder is eligible to elect to include market discount in income currently. If a U.S. Holder makes this election for a Market Discount Note, the holder is treated as making both the election to accrue market discount on the constant yield to maturity basis and the election to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder. See “Notes Purchased at a Market Discount” above with respect to these various elections.

Purchase, Sale and Retirement of the Notes

General. A U.S. Holder’s adjusted tax basis in a Note will generally be its U.S. dollar cost (which, in the case of a Note purchased with a Foreign Currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) previously included in the U.S. Holder’s income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the U.S. Holder’s income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the U.S. Holder’s adjusted tax basis in the Note. The amount realized on a sale or retirement for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under “Original Issue Discount — Short Term Notes” or below under “Foreign Currency Notes — Exchange Gain or Loss”, and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

Foreign Currency Notes

Interest Payments. If an interest payment is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest payments in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) determined by reference to a Foreign Currency, an accrual basis U.S. Holder will recognize exchange gain or loss (taxable as ordinary income or loss) measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis U.S. Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within 5 business days of the last day of the accrual period or taxable year, an accrual basis U.S. Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and may not be revoked without the consent of the IRS.

Exchange of Amounts in Other Than U.S. Dollars. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder. Upon receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a U.S. Holder may recognize ordinary income or loss.

Amortizable Bond Premium. Amortizable bond premium on a Note that is denominated in a Foreign Currency will be determined in the relevant Foreign Currency. Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a U.S. Holder that has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

Market Discount. Market discount is determined in units of the Foreign Currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a Note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing U.S. Holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the U.S. Holder held the Note), and exchange gain or loss is determined on maturity or disposition of the Note (as the case may be) in the manner described above under “Foreign Currency Notes — Interest Payments” with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method holder.

Exchange Gain Or Loss. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

Non-U.S. Holders

Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest (including OID) by us or any agent of ours (acting in its capacity as such) to any holder of a Note that is not a U.S. Holder (a “Non-U.S. Holder”) will not be subject to U.S. Federal withholding tax, provided, in the case of interest (including OID), that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to us (directly or indirectly) through stock ownership, (iii) the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) either (A) the Non-U.S. Holder certifies to us or our agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Note certifies to us or our agent under penalties of perjury that such statement has been received from the Non-U.S. Holder by it or by another financial institution and furnishes the payor with a copy thereof. A Non-U.S. Holder of a Note providing for payments of contingent interest within the meaning of Section 871(h) of the Code, generally will not, however, be exempt from U.S. Federal withholding tax under the rules described above with respect to payments of such contingent interest. The applicable Pricing Supplement will contain a description of U.S. Federal withholding tax consequences to Non-U.S. Holders of a purchase of a Note providing for payments of such contingent interest.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, that Non-U.S. Holder may claim exemption from U.S. Federal withholding tax on such interest (or OID) by providing, in lieu of the certificate described in the preceding paragraph, a properly executed IRS Form W-8ECI. However, that Non-U.S. Holder may be subject to U.S. Federal income tax on such interest (or OID) in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the effectively connected earnings and profits of that holder if such interest (or OID) is effectively connected with the conduct by that holder of a trade or business in the United States.

Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the Non-U.S. Holder and (ii) in the case of an individual, such Non-U.S. Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

Notes held by an individual who is neither a citizen nor a domiciliary of the United States for U.S. Federal tax purposes at the time of such individual’s death will not be subject to U.S. Federal estate tax, provided that, at the time of death, the income from such Notes was not or would not have been effectively connected with a U.S. trade or business of that individual and the individual qualified for the exemption from U.S. Federal withholding tax (without regard to the certification requirements) described above.

The foregoing discussion applies to a Non-U.S. Holder that is not entitled to the benefits of an applicable tax treaty. If a Non-U.S. Holder is entitled to the benefits of a tax treaty, interest

(including OID) (and premium, if any) otherwise subject to U.S. Federal withholding tax may be exempt from that tax or subject to a reduced rate of tax. In addition, interest (and OID) (and premium, if any) on a Note as well as any capital gain, market discount or exchange gain recognized on the sale, exchange, retirement or other disposition of a Note that is effectively connected with the conduct of trade or business by the Non-U.S. Holder in the United States may be exempt from U.S. federal income tax if the Non-U.S. Holder does not have a permanent establishment or fixed base in the United States. If the Non-U.S. Holder is a foreign corporation, the treaty may reduce the tax rate of the branch profits tax. Finally, a tax treaty may affect the application of the U.S. Federal estate tax with respect to a Note.

PURCHASERS OF NOTES WHO ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

Information Reporting and Backup Withholding

For each calendar year in which the Notes are outstanding, we and each paying agent making payments to a beneficial owner in respect of a Note will generally be required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number (either the beneficial owner’s Social Security number or its employer identification number, as the case may be), and the aggregate amount of interest and principal paid to the beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain U.S. Holders who establish their eligibility for an exemption, including corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts.

In the event that a U.S. Holder of a Note fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, we or the payment agent making payments in respect of a Note may be required to “backup” withhold a tax currently at a rate equal to 30% (and being reduced in stages to a rate of 28% in 2006 and increased to a rate of 31% in 2011) of each payment of interest and principal with respect to Notes.

Non-U.S. Holders of Notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption. Interest on a Note that is beneficially owned by a Non-U.S. Holder will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner.

Backup withholding is not a separate tax but is allowed as a refund or credit against the owner’s United States federal income tax, provided the necessary information is furnished to the IRS.

Payments of the proceeds from the sale, exchange, redemption or other disposition of a Note effected at a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign partnership in which U.S. partners hold more than 50 percent of the income or capital interest, a U.S. branch of a foreign bank or foreign insurance company treated as a U.S. person for certain U.S. tax purposes or a foreign person with certain connections to the United States, then information reporting will be required unless, in general, the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury on an appropriate withholding certificate, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION

We are offering the Notes on a continuing basis through the Agents. The Agents have agreed to use their reasonable efforts to solicit orders for the purchase of the Notes. We reserve the right to sell Notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will have the sole right to accept orders to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes through it in whole or in part. Payment of the purchase price of Notes will be required to be made in immediately available funds. With respect to Notes with maturity periods that are thirty years or shorter, we will pay each Agent a commission ranging from .125% to .750%, depending upon the maturity period of the Notes sold, of the principal amount of Notes sold through such Agent. With respect to Notes sold with maturity periods in excess of thirty years, the commission amount shall be negotiated. No commission will be payable on any sales made directly by us.

We may also sell Notes at a discount to an Agent as principal for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by such Agent. After any initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed. In addition, an Agent may offer Notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed will not be in excess of the discount received by such Agent from us. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

Concurrently with the offering of the Notes through the Agents or otherwise as described herein, we may issue other debt securities as described in the accompanying Prospectus.

The Agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agent may be required to make in respect thereof. No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes or that the Notes will be sold.

Each Agent and certain of its affiliates may from time to time engage in transactions with, and perform investment banking and commercial lending services for, us and certain of our affiliates in the ordinary course of business.

$800,000,000

RYDER SYSTEM, INC.
Debt Securities

Ryder System, Inc. (the “Company”) from time to time may offer its debt securities (the “Debt Securities”), in one or more Series, of up to $800,000,000 in aggregate principal amount (or net proceeds in the case of securities issued at an original issue discount), including the equivalent thereof in other currencies, or composite currency units such as the European Currency Unit, in amounts, at prices and on terms to be determined at the time of offering. See “Plan of Distribution.”

The Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

When a particular Series of Debt Securities is offered (the “Offered Debt Securities”), a supplement to this Prospectus will be delivered (the “Prospectus Supplement”) together with this Prospectus setting forth the terms of such Offered Debt Securities, including the specific designation, aggregate principal amount, denominations, maturity, interest rate (or method for its calculation) and payment dates, if any, any redemption or repayment terms, the initial public offering price, whether such Offered Debt Securities will be issued, in whole or in part, in registered, bearer or global form (or any two or three of such forms), the names of, and the principal amounts to be purchased by or through underwriters, dealers or agents, if any, and the compensation of such persons, any listing of the Offered Debt Securities on a securities exchange and other terms in connection with the offering and sale of such Offered Debt Securities.

The Company may sell the Debt Securities to or through underwriters and also may sell the Debt Securities directly to other purchasers or through agents or dealers. See “Plan of Distribution.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

The Date of this Prospectus is September 15, 1998.

No dealer, salesman or other person has been authorized to give any information or to make any representations in connection with the offer made by this Prospectus or any Prospectus Supplement other than those contained in, or incorporated by reference in, this Prospectus or any Prospectus Supplement, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information contained herein or therein is correct as of any time subsequent to their respective dates.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be inspected, and copies may be obtained at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such material may also be accessed electronically by means of the Commission’s home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where the Company’s common stock is listed and at the offices of the following other stock exchanges where the Company’s common stock is listed: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104.

The Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act of 1933”). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

Certain statements and information contained or incorporated by reference herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Any such statements and information should be considered in the light of such risks, uncertainties and other factors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and Quarterly Reports for the periods ended March 31, 1998 and June 30, 1998, which have been filed by the Company with the Commission pursuant to the Exchange Act, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus and any accompanying Prospectus Supplement shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Documents or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon the written or oral request of such person, a copy of any or all Incorporated Documents, other than exhibits to such Incorporated Documents unless such exhibits are specifically incorporated by reference into the Incorporated Documents. Requests should be directed to Public Relations Department 4C, Ryder System, Inc., 3600 N.W. 82nd Avenue, Miami, Florida 33166 (Telephone: 305/500-3187).

RYDER SYSTEM, INC.

The Company was incorporated in Florida in 1955. Through its subsidiaries, the Company engages primarily in the logistics and transportation business with focus on: 1) integrated logistics, including dedicated contract carriage, the management of carriers, and inventory deployment; 2) transportation services, including full service leasing, maintenance and short-term rental of trucks, tractors and trailers; and 3) public transit management and operations, fleet management and maintenance services, and student transportation services.

The principal executive offices of the Company are located at 3600 N.W. 82nd Avenue, Miami, Florida 33166. Its telephone number is 305/500-3187.

USE OF PROCEEDS

Unless otherwise specified in the Prospectus Supplement, the net proceeds available to the Company from the sale of the Offered Debt Securities may be used for general corporate purposes, which might include the repayment of indebtedness, working capital, capital expenditures, acquisitions and the repurchase of shares of the Company’s equity securities. Pending use for these purposes, the Company may invest proceeds from the sale of the Offered Debt Securities in short-term marketable securities. The precise amount and timing of sales of any Debt Securities will be dependent on market conditions and the availability and cost of other funds to the Company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries, whether or not consolidated, for the six-month periods ended June 30, 1998 and 1997, and for each of the years in the five-year period ended December 31, 1997. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense plus interest capitalized and that portion (one third) of rental expense considered to be interest. Earnings are computed by adding fixed charges, except interest capitalized, to earnings from continuing operations before income taxes. Prior period ratios have been restated to exclude discontinued operations.

Six Months Ended
June 30,		Years Ended December 31,

1998	1997	1997	1996	1995	1994	1993

1.95	1.92	1.97	0.98(1)	1.79	2.04	2.00

(1)	The ratio of earnings to fixed charges for the year ended December 31, 1996, was unfavorably impacted by restructuring and other charges totaling $228 million before taxes, related primarily to staff and facility reductions, a writedown of assets and other costs associated with restructuring initiatives. Further discussion of these charges is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 1997. Without such charges, the ratio of earnings to fixed charges for the year ended December 31, 1996 would have been 1.74.

DESCRIPTION OF DEBT SECURITIES

The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which a Prospectus Supplement may relate. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions do not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

The Offered Debt Securities may be issued from time to time under an Indenture dated as of May 1, 1987 and supplemented as of November 15, 1990 and June 24, 1992 (as supplemented, the “Indenture”), between the Company and The Chase Manhattan Bank (National Association), as Trustee (the “Trustee”). The following are brief summaries of certain provisions of the Indenture and are subject to the detailed provisions of such Indenture, to which reference is hereby made for a complete statement of such provisions. References appearing below are to the Indenture and, wherever particular provisions are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a capitalized term is referred to and not herein defined, the definition thereof is contained in the Indenture.

General

The Debt Securities which may be offered under the Indenture are not limited in amount and may be issued from time to time in one or more Series. (Section 2.01.)

The Debt Securities may be issued in fully registered form without coupons (“Registered Securities”) or in bearer form with or without coupons (“Bearer Securities”). In addition, Debt Securities may be issued in the form of one or more global securities (each a “Global Security”). Registered Securities which are book-entry securities (“Book-Entry Securities”) will be issued as registered Global Securities. Bearer Securities may be issued in the form of temporary or definitive Global Securities. Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be only Registered Securities.

Debt Securities of a single Series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the Indenture.

The Debt Securities will be unsecured and unsubordinated general obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

Reference is made to the Prospectus Supplement relating to the particular Series of Offered Debt Securities for the following terms of such Debt Securities: (a) the title of such Debt Securities; (b) any limit upon the aggregate principal amount of such Debt Securities; (c) the initial public offering price; (d) the currency or currency unit of payment; (e) the date or date on which the principal of such Debt Securities is payable; (f) the rate or rates at which such Debt Securities will bear interest or the method for calculating such rate, if any, the date or dates from which such interest will accrue, the dates on which such interest will be payable and the record date for the interest payable on any interest payment date; (g) whether such Debt Securities will be issued as Registered Securities or Bearer Securities or both; (h) the place where the principal of and interest on such Debt Securities will be payable; (i) the period or periods, if any, within which the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed by the Company; (j) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or at the option of a Holder thereof, and the terms and conditions upon which such Debt Securities shall be redeemed or purchased pursuant to such obligation; (k) any provisions for the remarketing of the Debt Securities by and on behalf of the Company; (l) if other than denominations of $1,000 and integral multiples thereof, the denominations in which such Debt Securities shall be issuable; (m) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (n) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities; (o) whether and under what circumstances the Company will pay additional amounts to any Holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem rather than pay any additional amounts; (p) any additions, deletions or modifications to the covenants, events of default or the ability of the Company to discharge its obligations set forth in the Indenture, that will be applicable with respect to the Offered Debt Securities; or (q) any other terms not inconsistent with the Indenture. (Section 2.02). If any Debt Securities of a particular Series are Bearer Securities, the Prospectus Supplement will describe additional provisions relating to, and any applicable restrictions on, such Bearer Securities, including certain tax consequences.

A Debt Security will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. Such signature will be conclusive evidence that the Debt Security has been authenticated under the Indenture. (Section 2.03.)

The Company will maintain an office or agency where registered Debt Securities may be presented for registration of transfer or exchange (“Registrar”) and an office or agency where the Debt Securities and coupons, if any, may be presented for payment (“Paying Agent”). For a discussion of certain restrictions on the registration, transfer and exchange of Global Securities, see “Global Securities”. If the Company fails to maintain a Registrar or Paying Agent, the Trustee will act as such. (Sections 2.05 and 4.04.)

Certain Definitions

A summary of the definitions of certain terms in the Indenture follows (reference should be made to Article 1 of the Indenture for complete definitions of the following and other terms):

“Additional Amounts” means any additional amounts which are required by a Debt Security or by or pursuant to a Board Resolution, under circumstances specified therein, to be paid by the Company in respect of certain taxes, assessments or other governmental charges imposed on certain Holders of Debt Securities.

“After-Acquired Indebtedness” means (a) pre-existing indebtedness assumed by the Company or a Restricted Subsidiary as a result of the acquisition of the assets or stock of an entity other than a Subsidiary of the Company and (b) liens on property existing at the time of acquisition of said property.

“Indebtedness” means indebtedness other than Subordinated Indebtedness of the Company or its Restricted Subsidiaries for borrowed money or leasing obligations as reflected on the Consolidated balance sheet of the Company and its Restricted Subsidiaries, and indebtedness of other parties guaranteed by the Company or its Restricted Subsidiaries.

“Leasing Indebtedness” means the capitalized indebtedness of any lease obligations on personal property.

“Net Tangible Assets” means total assets as reflected on the Consolidated balance sheet of the Company and its Restricted Subsidiaries, after deduction for minority interests, less: (a) goodwill and other intangibles, (b) amounts invested in, advanced to, or equity in Unrestricted Subsidiaries and (c) unamortized debt discount.

“Original Issue Discount Debt Security” means a Debt Security which provides that an amount less than the principal amount thereof shall become due and payable upon acceleration of the maturity or redemption thereof, or any Debt Security which for United States Federal income tax purposes would be considered an original issue discount debt security.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Secured Indebtedness” means Indebtedness, other than Intercompany Indebtedness, secured by a lien on any property and any unsecured Indebtedness of any Restricted Subsidiary other than a Foreign Financing Subsidiary.

“Unrestricted Subsidiary” means (a) any Subsidiary (other than a Foreign Financing Subsidiary) substantially all of the property of which is located or substantially all of the business of which is conducted outside of the United States of America or its possessions, Canada or the United Kingdom and (b) any other Subsidiary (including, if so designated, a Foreign Financing Subsidiary) so designated by the Board of Directors or the Chief Executive Officer of the Company.

Certain Covenants of the Company

  Limitation on Secured Indebtedness.

Unless otherwise provided in the Prospectus Supplement, the Company and its Restricted Subsidiaries will not incur any Secured Indebtedness unless Debt Securities then outstanding are equally and ratably secured, with the following exceptions: (a) Secured Indebtedness existing at the date of the Indenture, (b) Indebtedness of a corporation in existence at the time it becomes a Restricted Subsidiary, (c) After-Acquired Indebtedness, (d) Intercompany Indebtedness secured in favor of the Company or any Restricted Subsidiary, (e) Indebtedness deemed Secured Indebtedness by virtue of certain liens or charges not yet due or payable without penalty or which are being contested and for which reserves have been set aside, (f) industrial revenue bond

Indebtedness, (g) Real Property Indebtedness, (h) Leasing Indebtedness not to exceed 10% of Consolidated Net Tangible Assets and (i) additional Secured Indebtedness and Leasing Indebtedness not to exceed a total of 15% of Consolidated Net Tangible Assets. (Section 4.06.)

  Limitation on Consolidations and Mergers.

The Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, another entity unless such entity is a corporation that assumes all the obligations under the Debt Securities and the Indenture and certain other conditions are met (whereupon all such obligations of the Company shall terminate). (Section 5.01.)

Events of Default and Remedies

Unless otherwise provided in the Prospectus Supplement, the Events of Default with respect to the Debt Securities of any Series are: (a) default for 30 days in the payment of interest thereon, (b) default in the payment of principal thereof, (c) default in performance of any other agreement of the Company with respect thereto which continues for 90 days after written notice, and (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01.) If an Event of Default is continuing with respect to the Debt Securities of any Series, the Trustee or the Holders of 25% in principal amount of the Debt Securities of that Series, by notice in writing to the Company and the Trustee, may accelerate the principal of such Debt Securities, but the Holders of a majority in principal amount of such Debt Securities may rescind such acceleration if all existing Events of Default have been cured. (Section 6.02.)

Holders of Debt Securities may not enforce the Indenture except in the case of the failure of the Trustee, for 60 days, to act after notice of an Event of Default and a request to enforce the Indenture by the Holders of 25% in principal amount of the Series of Debt Securities affected thereby and an offer of indemnity satisfactory to the Trustee. (Section 6.06.) This provision will not prevent any Holder of a Debt Security from enforcing payment of the principal of and interest on such Debt Security at the respective due dates thereof. (Section 6.07.) The Holders of a majority in principal amount of the Debt Securities of any series may direct the manner of conducting any proceedings for any remedy or trust power available to the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to Holders of other Debt Securities or would involve the Trustee in personal liability. (Section 6.05.)

Holders of a majority in principal amount of any Series of Debt Securities may waive any Default with respect to that Series except a Default in payment of the principal or interest. (Section 6.04.)

The Company will furnish an annual Officers’ Certificate to the Trustee as to knowledge of any Default under the Indenture. (Section 4.03.)

Satisfaction and Discharge

Unless otherwise provided in the Prospectus Supplement, the Company may terminate certain of its obligations under the Indenture, including its obligation to comply with the covenants described above with respect to the Debt Securities of any Series which does not provide for the payment of any Additional Amounts, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee, money or U.S. Government Obligations sufficient to pay principal and interest on such Debt Securities to maturity. Such deposit and termination is conditioned upon the Company’s delivery of an opinion of independent tax counsel that the Holders of such Debt Securities will have no Federal income tax consequences as a result of such deposit and termination. Such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities if the Debt Securities are not paid from the money or U.S. Government Obligations held by the Trustee for the payment thereof. (Section 8.01.)

Modification and Waiver

The Company and the Trustee, with the consent of the Holders of 66 2/3% in principal amount of the Debt Securities affected, may execute supplemental indentures amending the Indenture or such Debt Securities, except that no such amendment may, without the consent of the Holders of the affected Debt Securities, among other things, change the maturity or reduce the principal amount thereof, change the rate or the time of payment of interest thereon, change any obligation of the Company to pay Additional Amounts relating to a particular Debt Security or reduce the amount of principal of an Original Issue Discount Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof. (Sections 9.02 and 9.03.)

The Company and the Trustee may also, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of curing ambiguities and inconsistencies and making changes that do not adversely affect the rights of any Holders of Debt Securities. (Section 9.01.)

Payment and Paying Agents

Unless otherwise provided in the Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Registered Securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register maintained by the Registrar. Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest. (Section 4.01.)

Unless otherwise provided in the Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be payable in U.S. dollars, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time and payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the delivery by the Company of the Bearer Security in definitive form, a written certificate in the form required by the Indenture is provided to the Trustee stating that on such date the Bearer Security is not owned by a United States person or, if a beneficial interest in such Bearer Security is owned by a United States person, that such United States person (i) is a foreign branch of a United States financial institution, (ii) acquired and holds the Bearer Security through the foreign branch of a United States financial institution (and, in either case (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period (as defined under “Global Securities — Bearer Securities”) only to non-United States persons outside the United States. As used herein, “United States” means the United States of America (including the states and the District of Columbia), its territories, its possessions and any other areas subject to its jurisdiction. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, premium, if any, and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company’s Paying Agent in The City of New York, if (but only if) payment of the full amount thereof at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 4.04.)

Unless otherwise provided in the Prospectus Supplement, the Corporate Trust Office of the Trustee in The City of New York will be designated as the Company’s sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as Registered Securities and as the Company’s Paying Agent in The City of New York for payments with respect to Offered Debt Securities (subject to the limitations described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a Series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each place of payment for such Series and, if Debt Securities of a Series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the Series (and for payments with respect to Bearer Securities of the Series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a place of payment located outside the United States where Debt Securities of such Series and any coupons appertaining thereto may be presented and surrendered for payment; provided, that if the Debt Securities of such Series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such Series. (Section 4.04.)

Global Securities

The Debt Securities of a Series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (a “Depositary”) identified in the Prospectus Supplement relating to such Series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form. Unless and until it is exchanged in whole for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 2.16.)

The specific terms of any depositary arrangement with respect to the Offered Debt Securities will be described in the Prospectus Supplement relating thereto. Unless otherwise specified, the Company anticipates that the following provision will apply to all depositary arrangements.

Unless otherwise specified in the Prospectus Supplement, Registered Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. (Section 2.16.) Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or selling agents for such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the Series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such Series in definitive form and will not be considered the owners or Holders thereof under the Indenture.

Payment of principal of, premium, if any, and interest, if any, on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.15.)

The Company expects that the Depositary for Debt Securities of a Series, upon receipt of any payment of principal of, premium, if any, or interest, if any, on permanent Global Securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Registered Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual certificates for the Registered Securities in definitive form in exchange for the Global Security or Securities representing such Registered Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Registered Securities represented by one or more Global Securities and, in such event, will issue individual certificates for the Registered Securities in definitive form in exchange for the Global Security or Securities representing such Registered Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of individual certificates for the Registered Securities of the Series represented by such Global Security equal in principal amount to such beneficial interest and to have such individual certificates registered in the name of the owner of such beneficial interest. (Section 2.16.)

Bearer Securities.

If so specified in the Prospectus Supplement, all or any portion of the Debt Securities of a Series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System (“Euro-clear”) and Centrale de Livraison de Valeurs Mobilieres, S.A. (“CEDEL”) for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in the Prospectus Supplement, each such temporary Global Security will be exchangeable for definitive Global Securities without interest coupons, as specified in the Prospectus Supplement, upon written certification (as described under “Payment and Paying Agents”) of non-United States beneficial ownership. Thereafter, the beneficial owner of a Debt Security represented by a definitive Global Security may at any time upon 30 days notice to the Trustee given through Euro-clear or CEDEL, exchange its interest for definitive Bearer Securities or Bearer Securities with coupons, if any. No Bearer Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 2.04.)

Unless otherwise provided in the Prospectus Supplement, interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Security held for its account upon delivery to the Trustee of a certificate of non-United States beneficial ownership signed by Euro-clear or CEDEL, as the case may be, in the form required by the Indenture and dated no earlier than such Interest Payment Date. (Section 4.01.)

Absence of Certain Covenants

The Company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligation or creating liens on its property, except as set forth under “Limitation on Secured Indebtedness.” The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture contains no provisions which afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

Title

Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security (including Registered Securities in global registered form) as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Regarding the Trustee

The Chase Manhattan Bank (National Association) is the Trustee under the Indenture. The Chase Manhattan Bank (National Association) also acts as depositary for funds of, makes loans to, acts as trustee and performs certain other services for, the Company and certain of its subsidiaries and affiliates in the normal course of its business. M. Anthony Burns, Chairman of the Board, President, Chief Executive Officer and a director of the Company and David T. Kearns, a director of the Company, presently also serve as directors of The Chase Manhattan Corporation, the parent company of the Trustee.

Notices

Notices to Holders of registered Debt Securities will be mailed by first class mail to the address on the register kept by the Registrar. Notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in London and, if any of the Bearer Securities are listed on any stock exchange, in such other publication as might be required by such exchange. (Section 10.02.)

PLAN OF DISTRIBUTION

General

The Company may sell the Debt Securities to or through underwriters and also may sell the Debt Securities directly to other purchasers or through agents or dealers. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Offered Debt Securities. The Offered Debt Securities may include previously issued Debt Securities which have been acquired and are being remarketed on behalf of the Company.

In connection with the sale of the Debt Securities, such underwriters may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation will be described, in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

Unless otherwise specified in the Prospectus Supplement, each underwriter, dealer and agent participating in the distribution of any Debt Securities which are Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than offices located outside the United States of certain United States financial institutions) in connection with the original issuance of the Debt Securities.

Delayed Delivery Arrangements

If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Offered Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Debt Securities not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

EXPERTS

The financial statements of Ryder System, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of Ryder System, Inc. issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

LEGAL OPINIONS

Certain legal matters relating to the Debt Securities to be offered hereby will be passed upon for the Company by Serge G. Martin of the Ryder System, Inc. Law Department, Counsel of the Company, and for the underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Martin is a full-time employee of the Company and owns, and holds options to purchase, shares of Common Stock of the Company.

$200,000,000

Ryder System, Inc.

Medium-Term Notes, Series 17

PROSPECTUS SUPPLEMENT

October 4, 2002

Salomon Smith Barney

Deutsche Bank Securities
JPMorgan
Merrill Lynch & Co.
Morgan Stanley
RBC Capital Markets
Wachovia Securities